Exhibit 99.1

              Investors Capital Holdings Reports Revenue
                      Increase For First Quarter


    LYNNFIELD, Mass.--(BUSINESS WIRE)--Aug. 20, 2003--Investors Capital Holdings (AMEX: ICH) today reported a revenue increase for its Q1 2004 earnings. For the first quarter ended June 30, 2003, total revenues were up $300,000 to $9.6 million, as compared to revenues of $9.3 million for the same quarter ended June 30, 2002. Net loss for the first quarter ended June 30, 2003 was $83,442, or a loss of $0.01 per share, versus net income of $169,799, or $0.03 per share, for the comparable quarter ended June 30, 2002.
    Ted Charles, chairman and chief executive officer for Investors Capital Holdings, commented on the results, "Our parent company continues to invest capital in our people, our systems, and our programs to position us for expansion and success. We've doubled our compliance staff to stay ahead of new and expanded industry regulations. Rolling out new programs like our tax solutions franchises, and expanding existing ones like our popular seminar-selling series also requires necessary expenditure. We believe the investments we make today will yield repeated dividends in the future."
    Charles continued, "Furthermore, our broker-dealer subsidiary, Investors Capital Corporation, continues to attract high-caliber, experienced financial professionals who join our firm to grow their businesses. We remain one of the premier independent, publicly-held broker-dealers in the financial services industry. In fact, our stock, traded under ICH on the American Stock Exchange, has been climbing steadily. As of the date of this press release, our stock has outperformed the NASDAQ, the S&P 500, and the Dow Jones Industrial Average on a 6-month, one- and two-year basis--a true testament to our strong business model."

    About Investors Capital Holdings

    Investors Capital Holdings, of Lynnfield, Mass., is a diversified financial services company founded to meet the consumers' needs in today's financial markets. The company owns and operates Investors Capital Corporation, Eastern Point Advisors, Inc. and ICC Insurance Agency, Inc. Investors Capital Corporation is a nationally recognized, independent broker-dealer comprised of approximately 1,000 experienced financial professionals throughout the United States. Eastern Point Advisors, Inc. is an investment advisory firm managing portfolios for individual and institutional clients, as well as the advisor to the Eastern Point Advisors Twenty Fund. ICC Insurance Agency, Inc. provides insurance services to agents of Investors Capital Corporation. For more information, please call (800) 949-1422 or visit www.investorscapital.com.

    Certain statements contained in this press release, which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause Investors Capital Holdings and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, regulatory changes (legislative or otherwise) affecting the financial services industry, competition, demand for Investors Capital Holdings and its subsidiaries' services, availability of funding, and other risks identified in Investors Capital Holdings' Securities and Exchange Commission filings.



           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)

                                                 Three Months Ended
                                                      June 30,
                                                  2003        2002

Commission and advisory fee income             $9,639,281  $9,304,759

Cost of commission and advisory fees            8,094,941   7,680,318

Gross profit                                    1,544,340   1,624,441

Selling and administrative expenses:
     Administrative                             1,512,508   1,178,177
     Selling                                      219,194     202,028
     Total selling and administrative expenses  1,731,702   1,380,205

Operating (loss) income                          (187,362)    244,236

Other income (expense):
Interest income                                    79,216      63,660
Interest expense                                   (6,029)     (2,980)
Other income (expense)                             11,706      (6,785)
     Net other income                              84,893      53,895

(Loss) income before taxes                       (102,469)    298,131

(Benefit) provision for income taxes              (19,027)    128,332

Net (loss) income                              $  (83,442) $  169,799

Basic/Diluted (loss) earnings per common share:

Net (loss) income                              $    (0.01) $     0.03


           INVESTORS CAPITAL HOLDINGS, LTD. AND SUBSIDIARIES

                 CONSOLIDATED BALANCE SHEET HIGHLIGHTS
                             June 30, 2003
                              (unaudited)


   Total Assets                                           $10,463,056

   Total Liabilities                                      $ 2,263,247

 Total Stockholders' Equity      $ 8,199,809



    CONTACT: Investors Capital Holdings
             Chief Financial Officer
             Timothy Murphy, 781-593-8565
             tmurphy@investorscapital.com
             or
             Manager Public Relations/Investor Relations
             Ann Kelly, 781-593-8565
             annkelly@investorscapital.com